Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of April 30 2020, by and among Ladder Capital Corp, a Delaware corporation (the “Company”), and Beaverhead Capital, LLC, a Delaware limited liability company (“KREI”). Capitalized terms used but not defined elsewhere herein are defined in Exhibit A.

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, (i) the Company and KREI, or affiliates thereof, will enter into a Loan and Security Agreement pursuant to which an affiliate of the Company will borrow up to $206,350,000 from KREI or an affiliate thereof on the terms set forth therein (the “Loan Agreement”), and (ii) the Company and KREI will enter into a Purchase Right Agreement (as amended from time to time, the “Purchase Right Agreement”) pursuant to which the Company will issue to KREI a right to purchase, in one or more transactions, up to an aggregate of 4,000,000 shares (as such amount may be adjusted pursuant to the terms of the Purchase Right Agreement) of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”), on the terms set forth therein.

WHEREAS, as a condition to entering into the Loan Agreement and the Purchase Right Agreement, the Company and KREI are entering into this Agreement for the purpose of granting certain registration and other rights to the KREI Investors.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I

Resale Shelf Registration

Section 1.1 Resale Shelf Registration Statement. Subject to the other applicable provisions of this Agreement, the Company shall use its commercially reasonable efforts to file on or prior to the first expiration date of the Lock-Up Period a registration statement covering the sale or distribution from time to time by the Holders, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, of all the Registrable Securities on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, then such registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by KREI) (the “Resale Shelf Registration”) and shall use its commercially reasonable efforts to cause such Resale Shelf Registration to be declared effective by the SEC as promptly as is reasonably practicable after the filing thereof (it being agreed that the Resale Shelf Registration shall be an automatic shelf registration statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act if Rule 462(e) is available to the Company).

Section 1.2 Effectiveness Period. Once declared effective, the Company shall, subject to the other applicable provisions of this Agreement, use its commercially reasonable efforts to cause the Resale Shelf Registration to be continuously effective and usable until such time as there are no longer any Registrable Securities (the “Effectiveness Period”).

Section 1.3 Subsequent Shelf Registration. If any Shelf Registration ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf Registration to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf Registration in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration or file an additional registration statement (a “Subsequent Shelf Registration”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (a) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after such filing (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act if Rule 462(e) is available to the Company) and (b) keep such Subsequent Shelf Registration continuously effective and usable until the end of the Effectiveness Period. Any such Subsequent Shelf Registration shall be a registration statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by KREI.

Section 1.4 Supplements and Amendments. The Company shall supplement and amend any Shelf Registration if required by the Securities Act or the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration. The foregoing notwithstanding, once a Shelf Registration has been filed and declared effective, the Company shall have no obligation to supplement or amend such Shelf Registration or file a new Shelf Registration solely as a result of any action (including transfers of Registrable Securities or the joinder of any additional KREI Investors to this Agreement) that may thereafter be taken by the Holders; provided that the Company may elect, in the Company’s discretion, to supplement or amend such Shelf Registration if the KREI Investors agree to pay the Company’s out-of-pocket expenses in connection with such supplement or amendment.

Section 1.5 Underwritten Offering.

(a) Subject to any applicable restrictions on transfer in the Purchase Right Agreement, KREI may, on up to two occasions after the Resale Shelf Registration becomes effective, deliver a written notice to the Company (the “Underwritten Offering Notice”) specifying that the sale of some or all of the Registrable Securities subject to the Shelf Registration, is intended to be conducted through an underwritten offering (the “Underwritten Offering”); provided, however, that the Holders of Registrable Securities may not, without the Company’s prior written consent, (i) launch an Underwritten Offering the anticipated gross proceeds of which shall be less than $15,000,000 (unless the Holders are proposing to sell all of their remaining Registrable Securities) or (ii) launch any Underwritten Offering within 90 days of any other Underwritten Offering by the Holders.

(b) In the event of an Underwritten Offering, KREI shall select the managing underwriter or underwriters to administer the Underwritten Offering (provided that the choice of such managing underwriter(s) shall be subject to the consent of the Company, which shall not be unreasonably withheld, conditioned or delayed), and the Company, KREI and the Holders of Registrable Securities participating in the Underwritten Offering will enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such offering.

(c) If the managing underwriter or underwriters advise the Company and KREI in writing that in its or their opinion the number of Registrable Securities (and any other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering in light of market conditions or is such so as to adversely affect the success of such offering, the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the Registrable Securities of the Holders that have requested to participate in such Underwritten Offering, allocated pro rata among such Holders on the basis of the percentage of the Registrable Securities requested to be included in such offering by such Holders (or allocated among such Holders as such Holders shall mutually agree in writing to the Company), and (ii) second, any other securities of the Company that have been requested to be so included.

Section 1.6 Take-Down Notice. Subject to the other applicable provisions of this Agreement, at any time that any Shelf Registration is effective, if KREI delivers a notice to the Company (a “Take-Down Notice”) stating that the KREI Investors intend to effect a sale or distribution of all or part of the Registrable Securities included on any Shelf Registration (a “Shelf Offering”) and stating the number of the Registrable Securities to be included in such Shelf Offering, then the Company shall amend, subject to the other applicable provisions of this Agreement, or supplement the Shelf Registration as may be necessary in order to enable such Registrable Securities to be sold and distributed pursuant to the Shelf Offering.

Section 1.7 Piggyback Registration.

(a) If the Company proposes to file a registration statement under the Securities Act with respect to an offering of Class A Common Stock, whether or not for sale for its own account (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed to effectuate an exchange offer or any employee benefit or dividend reinvestment plan), then the Company shall give prompt written notice of such filing, which notice shall be given no later than two Business Days prior to the filing date (the “Piggyback Notice”), to KREI on behalf of the Holders of Registrable Securities. The Piggyback Notice shall offer such Holders the opportunity to include (or cause to be included) in such registration statement the number of shares of Registrable Securities as each such Holder may request (each, a “Piggyback Registration Statement”). Subject to Section 1.7(b), the Company shall include in each Piggyback Registration Statement all Registrable Securities with respect to which the Company has received written requests for inclusion therein (each, a “Piggyback Request”) within one Business Day after the date of the Piggyback Notice. The Company shall not be required to maintain the effectiveness of a Piggyback Registration Statement beyond the earlier of (A) 180 days after the effective date thereof and (B) consummation of the distribution by the Holders of all of the Registrable Securities included in such registration statement.

(b) If any of the securities to be registered pursuant to the registration giving rise to the rights under this Section 1.7 are to be sold in an underwritten offering, the Company shall use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit Holders of Registrable Securities who have timely submitted a Piggyback Request in connection with such offering to include in such offering all Registrable Securities included in each Holder’s Piggyback Request on the same terms and subject to the same conditions as any other shares of Class A Common Stock included in the offering. Notwithstanding the foregoing, if the managing underwriter or underwriters of such underwritten offering advise the Company in writing that in its or their good faith opinion the number of securities exceeds the number of securities that can be sold in such offering in light of market conditions or is such so as to adversely affect the success of such offering, the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the securities proposed to be sold by the Company, (ii) second, the securities proposed to be sold by stockholders of the Company other than the Holders to the extent such stockholders of the Company had, prior to the date hereof, a contractual right to initiate such offering; (iii) third, the Registrable Securities of the Holders that have requested to participate in such underwritten offering, allocated pro rata among such Holders on the basis of the percentage of the Registrable Securities requested to be included in such offering by such Holders; and (iv) fourth, any other securities of the Company that have been requested to be included in such offering.

Article II

Additional Provisions Regarding Registration Rights

Section 2.1 Registration Procedures. Subject to the other applicable provisions of this Agreement, in the case of each registration of Registrable Securities effected by the Company pursuant to Article I, the Company will:

(a) prepare and file with the SEC a registration statement with respect to such securities in accordance with the applicable provisions of this Agreement;

(b) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement (in accordance with the intended methods of disposition by the sellers thereof) and as may be necessary to keep the registration statement continuously effective for the period set forth in this Agreement;

(c) furnish to KREI’s legal counsel copies of the registration statement, related prospectuses and amendments or supplements thereto proposed to be filed and provide such legal counsel a reasonable opportunity to review and comment on such registration statement;

(d) furnish to KREI and, if applicable, to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus and final prospectus as KREI or, if applicable, such underwriters may reasonably request in order to facilitate the public offering of such securities;

(e) use commercially reasonable efforts to notify KREI at any time when a prospectus relating thereto is required to be delivered under the Securities Act or of the Company’s discovery of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and, subject to Section 2.2, at the request of KREI, prepare as promptly as is reasonably practicable and furnish to KREI a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(f) use commercially reasonable efforts to register and qualify (or exempt from such registration or qualification) the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions within the United States as shall be reasonably requested in writing by KREI; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdictions where it would not otherwise be required to qualify but for this subsection, (ii) take any action that would subject it to general service of process in any such jurisdictions or (iii) take any action that would subject it to taxation in any such jurisdictions;

(g) in the event that the Registrable Securities are being offered in an underwritten public offering, enter into an underwriting agreement in accordance with the applicable provisions of this Agreement and take such other actions the underwriters of such offering may reasonably request in order to expedite or facilitate the disposition of such Registrable Securities in such underwritten public offering;

(h) use commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(i) in connection with a customary due diligence review for an Underwritten Offering, make available for inspection by any seller of Registrable Securities, any underwriter participating in such Underwritten Offering and any attorney, accountant or other agent retained by any such seller or underwriter, at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Underwritten Offering;

(j) take all reasonable actions to ensure that any free-writing prospectus, as defined in Rule 405 promulgated under the Securities Act utilized in connection with such Underwritten Offering complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(k) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated under the Securities Act;

(l) as promptly as is reasonably practicable notify KREI (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such registration statement or to amend or to supplement such prospectus or for additional information or (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for such purpose;

(m) use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(n) use commercially reasonable efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(o) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Class A Common Stock included in such registration statement for sale in any jurisdiction, use commercially reasonable efforts promptly to obtain the withdrawal of such order; and

(p) in connection with an Underwritten Offering, use its commercially reasonable efforts to make available the executive officers of the Company to participate with the underwriters thereof in any electronic “road shows” that may be reasonably requested by the underwriters thereof in connection with such Underwritten Offering.

KREI agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.1(e), 2.1(l)(ii) or 2.1(l)(iii), KREI shall discontinue, and shall cause each Holder to discontinue, disposition of any Registrable Securities covered by such registration statement or the related prospectus until receipt of the copies of the supplemented or amended prospectus, which supplement or amendment shall, subject to the other applicable provisions of this Agreement, be prepared and furnished as soon as reasonably practicable, or until KREI is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any amended or supplemented prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, KREI shall use commercially reasonable efforts to return, and cause the Holders to return, to the Company all copies then in its or their possession, of the prospectus covering such Registrable Securities at the time of receipt of such request. As soon as practicable after the Company has determined that the use of the applicable prospectus may be resumed, the Company will notify KREI thereof. If the Company invokes an Interruption Period hereunder and in the reasonable discretion of the Company the need for the Company to continue the Interruption Period ceases for any reason, the Company shall, as soon as reasonably practicable, provide written notice to KREI that such Interruption Period is no longer applicable.

Section 2.2 Suspension.

(a) Notwithstanding any other provision of this Agreement, in the event that the Company determines in good faith that one or more of the following circumstances exist, the Company may, at its option, (x) defer any registration of Registrable Securities and shall have the right not to file and not to cause the effectiveness of any registration covering any Registrable Securities, (y) suspend the use of any prospectus and registration statement covering any Registrable Securities and (z) require the Holders of Registrable Securities to suspend any offerings or sales of Registrable Securities pursuant to a registration statement for the applicable following periods:

(i) for not more than 90 days in the aggregate in any 180-day period, if the Company reasonably believes that any registration, filing, sale or offering would require the Company to make disclosures of material non-public information that would not otherwise be required to be disclosed at that time and the Company believes in good faith that such disclosures at that time would not be in the Company’s best interests; provided that this exception shall continue to apply only during the time that such material non-public information has not been publicly disclosed by the Company; and

(ii) for not more than 90 days in the aggregate in any 180-day period, if the Company is pursuing a primary underwritten offering of securities of the Company.

(b) In addition, the Company shall have the right, exercisable at its option, once in any 12-month period, to require the Holders of Registrable Securities to suspend any sale or offerings of Registrable Securities pursuant to a registration statement for a period of not more than 90 days from the date of receipt of such notice of suspension if the Company elects at such time to offer securities of the Company in connection with a material merger, third-party tender offer or exchange offer or other business combination, acquisition of assets or similar transaction; or

(c) If the Company defers any registration of Registrable Securities in response to an Underwritten Offering Notice or requires KREI or the Holders to suspend any Underwritten Offering, KREI shall be entitled to withdraw such Underwritten Offering Notice and if it does so, such request shall not be treated for any purpose as the delivery of an Underwritten Offering Notice pursuant to Section 1.5.

Section 2.3 Expenses of Registration. All Registration Expenses incurred in connection with any registration or Underwritten Offering pursuant to Article I shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of the Registrable Securities included in such registration.

Section 2.4 Information by Holders. The Holder or Holders of Registrable Securities included in any registration shall, and KREI shall cause such Holder or Holders to, furnish to the Company such information regarding such Holder or Holders and their Affiliates, the Registrable Securities held by them and the distribution proposed by such Holder or Holders and their Affiliates as the Company or its legal counsel may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement. It is understood and agreed that the obligations of the Company under Article I are conditioned on the timely provisions of the foregoing information by such Holder or Holders and, without limitation of the foregoing, will be conditioned on compliance by such Holder or Holders with the following:

(a) such Holder or Holders will, and will cause their respective Affiliates to, cooperate with the Company in connection with the preparation of the applicable registration statement and prospectus and, for so long as the Company is obligated to keep such registration statement effective, such Holder or Holders will and will cause their respective Affiliates to, provide to the Company, in writing and in a timely manner, for use in such registration statement (and expressly identified in writing as such), all information regarding themselves and their respective Affiliates and such other information as may be required by applicable law to enable the Company to prepare or amend such registration statement, any related prospectus and any other documents related to such offering covering the applicable Registrable Securities owned by such Holder or Holders and to maintain the effectiveness thereof;

(b) during such time as such Holder or Holders and their respective Affiliates may be engaged in a distribution of the Registrable Securities, such Holder or Holders will, and they will cause their Affiliates to, comply with all laws applicable to such distribution, including Regulation M promulgated under the Exchange Act, and, to the extent required by such laws, will, and will cause their Affiliates to, among other things (i) not engage in any stabilization activity in connection with the securities of the Company in contravention of such laws; (ii) distribute the Registrable Securities acquired by them solely in the manner described in the applicable registration statement; and (iii) if required by applicable law, cause to be furnished to each agent or broker-dealer to or through whom such Registrable Securities may be offered, or to the offeree if an offer is made directly by such Holder or Holders or their respective Affiliates, such copies of the applicable prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree;

(c) such Holder or Holders shall, and they shall cause their respective Affiliates to, (i) supply in a timely manner any information as they may be reasonably requested to provide in connection with the offering or other distribution of Registrable Securities by such Holder or Holders and (ii) execute, deliver and perform under any agreements and instruments reasonably requested by the Company or its representatives to effectuate such registered offering, including opinions of counsel and questionnaires; and

(d) on receipt of any notice from the Company of the occurrence of any of the events specified in Section 2.1(e) or clause (ii) or (iii) of Section 2.1(l), or that otherwise requires the suspension by such Holder or Holders and their respective Affiliates of the offering, sale or distribution of any Registrable Securities owned by such Holder or Holders, such Holders shall, and they shall cause their respective Affiliates to, cease offering, selling or distributing the Registrable Securities owned by such Holder or Holders until the offering, sale and distribution of the Registrable Securities owned by such Holder or Holders may recommence in accordance with the terms hereof and applicable law.

Section 2.5 Rule 144 Reporting. With a view to making available the benefits of Rule 144 to the Holders, the Company agrees that, for so long as a Holder owns Registrable Securities, the Company will to the extent reasonably practicable under the circumstances:

(a) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(b) furnish to the Holder upon written request a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act.

Section 2.6 Holdback Agreement. If during the Effectiveness Period, the Company shall file a registration statement (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to an underwritten public offering of Class A Common Stock or securities convertible into, or exchangeable or exercisable for, such securities and provides written notice informing KREI that it intends to conduct such an offering utilizing an effective registration statement or pursuant to an underwritten Rule 144A and/or Regulation S offering, KREI and each Holder shall, if requested by the managing underwriter or underwriters, refrain from effecting any sale, offering or distribution of Registrable Securities, without the prior written consent of the managing underwriter or underwriters, during the period beginning on the later of (x) two Business Days prior to the date of the preliminary prospectus or preliminary offering memorandum used by the underwriters with respect to such underwritten offering and (y) the date of such notice, and until the earliest of (A) 30 days from the pricing of such offering (or such shorter period that the managing underwriter or underwriters shall agree to with the Company) or (B) the abandonment of such offering.

Article III

Indemnification

Section 3.1 Indemnification by Company. To the extent permitted by applicable law, the Company will, with respect to any Registrable Securities as to which registration or qualification or compliance under applicable “blue sky” laws has been effected pursuant to this Agreement, indemnify each Holder, each Holder’s current and former officers, directors, partners and members, and each Person controlling such Holder within the meaning of Section 15 of the Securities Act, and each underwriter thereof, if any, and each Person who controls any such underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Company Indemnified Parties”), against all expenses, claims, losses, damages and liabilities, joint or several, (or actions in respect thereof) to the extent arising out of or based on (a) any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, in each case related to such registration statement, or any amendment or supplement thereto, (b) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or (c) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each of the Company Indemnified Parties for any reasonable documented out-of-pocket legal expenses and any other reasonable documented out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred; provided that the Company’s indemnification obligations shall not apply to amounts paid in settlement of any claim, loss, damage, liability or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable to a Holder in any such case for any such claim, loss, damage, liability or action to the extent that it arises out of or is based upon a violation or alleged violation of any state or federal law (including any claim arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission in the registration statement or prospectus) which occurs in reliance upon and in conformity with written information furnished by or on behalf of any Holder expressly for use in connection with such registration.

Section 3.2 Indemnification by Holders. To the extent permitted by applicable law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which registration or qualification or compliance under applicable “blue sky” laws is being effected, indemnify the Company, each of its current and former officers, directors, agents and employees, each underwriter, if any, of the Company’s securities covered by such registration, each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Holder Indemnified Parties”), against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) to the extent arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, in each case related to such registration statement, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse each of the Holder Indemnified Parties for any reasonable documented out-of-pocket legal expenses and any other reasonable documented out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that in no event shall any indemnity under this Section 3.2 payable by KREI and any Holder (collectively) exceed an amount equal to the proceeds received by KREI and each Holder (in the aggregate) in respect of the Registrable Securities sold pursuant to the registration statement. The indemnity agreement contained in this Section 3.2 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the prior written consent of the applicable Holder (which consent shall not be unreasonably withheld or delayed).

Section 3.3 Notification. If any Person shall be entitled to indemnification under this Article III (each, an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party required to provide indemnification (each, an “Indemnifying Party”) of any claim as to which indemnity is sought. The Indemnifying Party shall have the right, exercisable by giving written notice to the Indemnified Party, to assume, at the Indemnifying Party’s expense, the defense of any such claim or litigation, with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such Indemnified Party hereunder for any legal expenses and other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or litigation, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the Indemnifying Party shall have failed within a reasonable period of time to assume such defense and the Indemnified Party is or would reasonably be expected to be materially prejudiced by such delay. The failure of any Indemnified Party to give notice as provided herein shall relieve an Indemnifying Party of its obligations under this Article III only to the extent that the failure to give such notice is materially prejudicial or harmful to such Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which (a) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation, (b) includes any statement as to or any admission of fault, culpability, or wrong doing or (c) involves criminal liability or injunctive relief. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of any Indemnified Party a conflict of interest may exist between such Indemnified Party and any other Indemnified Parties with respect to such claim.

Section 3.4 Contribution. If the indemnification provided for in this Article III is held by a court of competent jurisdiction to be unavailable to an Indemnified Party (or is insufficient to hold harmless such Indemnified Party), other than pursuant to its terms, with respect to any claim, loss, damage, liability or action referred to therein, then, subject to the limitations contained in this Article III, the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such claim, loss, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other, in connection with the actions that resulted in such claim, loss, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by such Indemnifying Party or such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 3.4 was determined solely upon pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence of this Section 3.4. Notwithstanding the foregoing, the amount KREI and any Holder will be obligated to contribute pursuant to this Section 3.4 will be limited to an amount equal to the proceeds received by KREI and each Holder (in the aggregate) in respect of the Registrable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute. No Person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Article IV

Transfer and Termination of Registration Rights

Section 4.1 Transfer of Registration Rights. Any rights to cause the Company to register securities granted to KREI under this Agreement may be transferred or assigned to any Affiliate of KREI in connection with a transfer of Purchase Right Shares to such Affiliate in a transfer permitted by Section 6.02(b) of the Purchase Right Agreement; provided, however, that (i) prior written notice of such assignment of rights is given to the Company and (ii) such Affiliate agrees in writing to be bound by, and subject to, this Agreement as a “KREI Investor” pursuant to a written instrument substantially in the form of Exhibit B to this Agreement.

Section 4.2 Termination of Registration Rights. The rights of any particular Holder to cause the Company to register securities under Article I shall terminate with respect to such Holder upon the date upon which such Holder no longer holds any Registrable Securities.

Article V

Miscellaneous

Section 5.1 Amendments. The provisions of this Agreement may be amended upon, and only upon, the prior written consent of the Company and KREI.

Section 5.2 Extension of Time, Waiver, Etc. The parties hereto may, subject to applicable law, (a) extend the time for the performance of any of the obligations or acts of the other party or (b) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the parties hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; provided that KREI may execute such waivers on behalf of any KREI Investor.

Section 5.3 Assignment. Except as provided in Section 4.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that KREI may provide any such consent on behalf of the KREI Investors.

Section 5.4 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 5.5 Entire Agreement; No Third Party Beneficiary. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof. No provision of this Agreement shall confer upon any Person other than the Company and the KREI Investors any rights or remedies hereunder.

Section 5.6 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) To the fullest extent permitted by law, the Company and each KREI Investor consents irrevocably to personal jurisdiction, service and venue in connection with any claim arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of New York located in New York County, New York and in the federal courts in the Southern District of New York. Service of process, summons, notice or other document by certified or registered mail to such Person’s address for receipt of notices pursuant to Section 5.9 shall be effective service of process for any suit, action or other proceeding brought in any such court. To the fullest extent permitted by law, the Company and each KREI Investor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue or any such suit, legal action or proceeding in such courts and hereby further waives any claim that any suit, legal action or proceeding brought in such courts has been brought in an inconvenient forum.

Section 5.7 Remedies. The Company and the KREI Investors agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and each KREI Investor in its sole discretion may apply to any court of law or equity of competent jurisdiction for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

Section 5.8 Waiver of Jury Trial. The Company and each KREI Investor acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, the Company and each KREI Investor irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 5.9 Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such Person or its legal representative and delivered personally or sent by email or nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:

If to the Company:                                          Ladder Capital Corp

345 Park Avenue, 8th Floor

New York, NY 10154

Attention: Chief Administrative Officer & General Counsel
Email: kelly.porcella@laddercapital.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Joshua N. Korff, P.C.

Email: joshua.korff@kirkland.com

If to any KREI Investor:                                 Beaverhead Capital, LLC

c/o Koch Real Estate Investments, LLC

2300 N. Field Street, Suite 1675

Dallas, TX 75201

Attention: Jake Francis
Email: jake.francis@kochind.com

with a copy to (which shall not constitute notice):

Koch Companies Public Sector, LLC
4111 East 37th Street North
Wichita, KS 67220
Attention: Jennifer Curfman
Email: jennifer.curfman@kochps.com

and

Jones Day
77 West Wacker, Suite 3500
Chicago, Illinois 60601-1692
Attention: John M. Rafkin
Email: jrafkin@jonesday.com

Unless otherwise specified herein, such notices or other communications will be deemed given: (a) on the date delivered, if delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; and (c) on the date delivered, if delivered by email during business hours (or one Business Day after the date of delivery if delivered after 5:00 p.m. in the place of receipt). The Company will be entitled to specify a different address by delivering notice as aforesaid to each KREI Investor, and each KREI Investor will be entitled to specify a different address by delivering notice as aforesaid to the Company.

Section 5.10 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.

Section 5.11 Expenses. Except as provided in Section 2.3, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

LADDER CAPITAL CORP

By:	/s/ Kelly Porcella
Name:	Kelly Porcella
Title:	Chief Administrative Officer &
General Counsel

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

Accepted and agreed by:

BEAVERHEAD CAPITAL, LLC

By:	/s/ Jake Francis
Name:	Jake Francis
Title:	Vice President

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

EXHIBIT A

DEFINED TERMS

1. The following capitalized terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to close in the City of New York, New York.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Holder” means any KREI Investor holding Registrable Securities.

“KREI Investors” means collectively (i) KREI and (ii) any of its Affiliates that becomes the owner of any Purchase Right Shares pursuant to Section 6.02 of the Purchase Right Agreement and enters into a joinder to this Agreement pursuant to Section 4.1.

“Lock-Up Period” has the meaning set forth in the Purchase Right Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

“Purchase Right Shares” has the meaning set forth in the Purchase Right Agreement.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement or the automatic effectiveness of such registration statement, as applicable.

“Registrable Securities” means all Purchase Right Shares issued pursuant to the Purchase Right Agreement; provided that Registrable Securities shall cease to be Registrable Securities for purposes of this Agreement:

(i)	when all Purchase Right Shares have been transferred to any Person other than a KREI Investor; or

(ii)	at such time as (a) the restrictive legend has been removed from all Purchase Right Shares, (b) the KREI Investors may sell all the Purchase Right Shares under Rule 144 without being limited by the volume limitations thereunder and (c) one year has passed since the last day of the Lock-Up Period.

“Registration Expenses” means (a) all expenses incurred by the Company in complying with Article I, including all registration, qualification, listing and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, fees of the Company’s external auditors, and any blue sky fees and expenses and (b) with respect to an Underwritten Offering, the reasonable and documented fees and expenses (not to exceed $25,000 per Underwritten Offering) of one counsel chosen by KREI; provided, however, that Registration Expenses shall not be deemed to include any Selling Expenses.

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor provision.

“SEC” means the U.S. Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders, and the fees and expenses of any counsel to the Holders (other than the fees and expenses of the counsel described in clause (b) of the definition of Registration Expenses).

“Shelf Registration” means the Resale Shelf Registration or a Subsequent Shelf Registration, as applicable.

2. The following terms are defined in the Sections of the Agreement indicated:

INDEX OF ADDITIONAL TERMS

Term	Section
Agreement	Preamble
Class A Common Stock	Recitals
Company	Preamble
Company Indemnified Parties	Section 3.1
Effectiveness Period	Section 1.2
Holder Indemnified Parties	Section 3.2
Indemnified Party	Section 3.3
Indemnifying Party	Section 3.3
Interruption Period	Section 2.1
KREI	Preamble
Loan Agreement	Recitals
Piggyback Notice	Section 1.7

Term	Section
Piggyback Registration Statement	Section 1.7
Piggyback Request	Section 1.7
Purchase Right Agreement	Recitals
Resale Shelf Registration	Section 1.1
Shelf Offering	Section 1.6
Subsequent Shelf Registration	Section 1.3
Take-Down Notice	Section 1.6
Underwritten Offering	Section 1.5(a)
Underwritten Offering Notice	Section 1.5(a)

EXHIBIT B

JOINDER TO REGISTRATION RIGHTS AGREEMENT

THIS JOINDER (this “Joinder”) to the Registration Rights Agreement, dated as of April 30, 2020, by and between Ladder Capital Corp, a Delaware corporation (the “Company”) and Beaverhead Capital, LLC, a Delaware limited liability company (“KREI”) (the “Agreement”), is made and entered into as of [●], 20[●] by and between the Company and [●] (“Holder”). Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired [●] Purchase Right Shares from KREI (or its successor or permitted transferee) in accordance with Section 6.02 of the Purchase Right Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.                  Agreement to be Bound. Holder hereby (i) acknowledges that Holder has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder, Holder shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement applicable to KREI Investors.

2.                  Counterparts; Facsimile Signatures. This Joinder may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

3.                  Governing Law. This Joinder shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

4.                  Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

B-1

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first set forth above.

LADDER CAPITAL CORP

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

B-2